Exhibit 99.1

Press Release

ATS Corporation Appoints Ginger Lew and George Troendle to Board of Directors
Tuesday, June 12, 2007

MCLEAN, VA — (MARKET WIRE) — June 12, 2007 — ATS Corporation (“ATSC”) (OTCBB:ATCT.OB - News), a leading information technology company that delivers innovative technology solutions to federal, state, and local government organizations, today announced the additions of Ginger Lew and George Troendle, to its Board of Directors.

Ginger Lew’s federal government experience includes serving as the Deputy Administrator and Chief Operating Officer for the U.S. Small Business Administration, General Counsel of the U.S. Department of Commerce, and Deputy Assistant Secretary of State for East Asia and the Pacific Islands.  Ms. Lew was also a member of the Army Science Board for 6 years.  Ms. Lew’s business experience includes international management consulting for Ernst and Young, serving as Vice-President and General Counsel for a San Francisco-based start-up, and holding board positions for several privately held technology companies.  Ms. Lew was also the Chief Executive Officer and Managing Director of TDF, a venture capital fund with investments in the communications industry.

Ms. Lew currently heads a private consulting firm based in Washington, D.C. that provides investment and management services. She also serves as member and former Co-Chair of the NASDAQ Hearing Listing and Review Council, an independent advisory board to NASDAQ.  She is the founder and Chairman of the Association of Asian American Investment Managers (“AAAIM”) and Chairman of the Czech/Slovak American Enterprise Fund.   Ms. Lew received her law degree from the University of California at Berkeley, and her undergraduate degree in political science from UCLA.

George Troendle was the founder, Chief Executive Officer and a Director of Resource Consultants Inc. (“RCI”), a broadly diversified technology company, specializing in support of government agencies, particularly defense and homeland security.  In 2005, RCI became part of Serco North America, a $500M division of Serco Group, a $3.5B international services company specializing in government operations.  Mr. Troendle became President of Serco North America and served in that capacity until stepping down in 2006.  Mr. Troendle founded RCI in 1979 and by 2004 had grown the company to annual sales in excess of $300M and more than 4,000 employees.

Prior to founding RCI, Mr. Troendle was one of three executives running a major division of Advanced Technology, Inc., a 300-employee technology company primarily supporting the Department of the Navy. Mr. Troendle graduated from Georgetown University with both an M.A. and B.A. in Economics.

ATSC Chairman, President and Chief Executive Officer, Dr. Ed Bersoff stated, “We are extremely pleased to have these two highly experienced executives joining our Board.

Ginger’s extensive business, government, and investment experience and George’s leadership in building a successful government services company will be tremendously valuable to ATSC as we continue to grow our company.”

About ATS Corporation and Advanced Technology Systems, Inc.

ATS Corporation (formerly named Federal Services Acquisition Corporation) operates through its subsidiaries, Advanced Technology Systems, Inc., Reliable Integration Services, and Appix, Inc.

Advanced Technology Systems, Inc. (“ATS”) is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems. ATS has built and implemented over 100 mission-critical systems for clients.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’ IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATSC leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies. Additional information about Appix may be found at www.appix.com.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2007. In addition, the forward-looking statements included in this press release represent our views as of June 12, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to June 12, 2007.

Additional information about ATSC and ATS may be found at www.atsva.com.

Company Contact:
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer
ATS Corporation
(703) 506-0088

Joann O’Connell

Vice President, Investor Relations

ATS Corporation

(703) 506-0088

Investor Relations Contact:
Laura Kowalcyk
Investor Relations
CJP Communications for ATS Corporation
(212) 279-3115 ext. 209

lkowalcyk@cjpcom.com

SOURCE: ATS Corporation